Exhibit 99.1

For Immediate Release
Phoenix Technologies Ltd. Reports Q4 and Full Year 2007
Results
-Revenue up 25% over Q3 and 88% over Q4 of FY2006-
-Company returns to non-GAAP profitability-
MILPITAS, CA: October 23, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC) today reported its fourth quarter and full year financial results for the fiscal year ended September 30, 2007.
Net revenues for the fourth quarter of fiscal year 2007 were $15.7 million, which was a 25% increase over the $12.6 million in net revenues reported for the third quarter of fiscal 2007 and an 88% increase over the $8.3 million reported for the fourth quarter of fiscal year 2006.
The Company reported gross margin of $13.4 million in the quarter ended September 30, 2007, a 30% increase from the $10.2 million of gross margin reported for the third fiscal quarter and a 153% increase from the $5.3 million reported for the fourth quarter of fiscal year 2006. The Company’s September quarter operating expenses (including restructuring charges) were $13.1 million, an increase of $1.7 million from the $11.4 million in operating expenses reported for the June quarter, but a decrease of $7.7 million from $20.8 million reported for the quarter ended September 30, 2006.
On a GAAP basis, the Company reported a net loss in the fourth quarter of fiscal 2007 of ($0.7) million, or ($0.02) per share, which reflected a 62% improvement when compared to a net loss of ($1.8) million, or ($0.07) per share, for the third quarter of fiscal 2007 and a 95% improvement compared to the net loss of ($14.3) million, or ($0.56) per share, which had been reported for the fourth quarter of fiscal 2006.

On a non-GAAP basis, in the fourth quarter of fiscal 2007, Phoenix reported a net profit of $2.7 million, or $0.10 per share, compared to a non-GAAP net loss of ($0.6) million, or ($0.02) per share for the third quarter of fiscal 2007 and a non-GAAP net loss of ($10.7) million or ($0.42) per share for the fourth quarter of fiscal year 2006.
Total non-GAAP adjustments in the fourth quarter of fiscal year 2007 were $3.3 million compared to $1.2 million in the third quarter of fiscal year 2007 and $3.7 million in the fourth quarter of fiscal year 2006. The adjustments in the current quarter consist principally of $2.3 million in non-cash stock compensation expense as required according to Statement of Financial Accounting Standards (SFAS 123R) and $1.0 million of restructuring charges primarily associated with the Company’s previously announced closure of its Norwood, MA office. These non-GAAP adjustments are more fully described in the attached reconciliation between net profit and loss on a GAAP basis and non-GAAP net profit and loss provided in the accompanying financial statements.
The Company also reported $4.0 million in positive cash flow from operations for the quarter ended September 30, 2007 which compared to $4.4 million in positive cash flow from operations for the third quarter of fiscal year 2007 and ($9.4) million of negative cash flow from operations for the fourth quarter of fiscal year 2006.
For the full fiscal year ended September 30, 2007, revenue was $47.0 million, compared with $60.5 million for the fiscal year ended September 30, 2006 (which had included $30.5 million of revenues associated with fully paid-up licenses). Loss from operations for the fiscal year ended September 30, 2007 was ($14.6) million, including restructuring charges of $4.1 million, which compared with a loss from operations of $(42.2) million in fiscal 2006 that had included restructuring charges of $4.6 million. The net loss for the fiscal year ended September 30, 2007 was ($16.4) million, or ($0.63) per share compared with net loss of ($44.0) million or ($1.74) per share in fiscal 2006.
Phoenix Technologies’ cash and short-term investment balances, as of September 30, 2007, were $62.7 million compared to $60.3 million at September 30, 2006.

“Our new management team has successfully merged with the talented skill-base of Phoenix and as a result we have accomplished or exceeded every one of our key objectives for our first year” said Woody Hobbs, President and Chief Executive Officer, Phoenix Technologies. “In this single year, we have increased quarterly revenue by almost 90%, improved gross margins by over 150%, and have restored Phoenix to non-GAAP profitability after a period of very substantial operating deficits. Perhaps most important, we have now shown significant positive cash flow from operations for two consecutive quarters and have actually increased our cash balances during the full year even while making a significant investment in new technology. Results like these are truly a pleasure to announce.”
“We are now completely focused on building long term growth in revenues and profitability, and are still intent on achieving our announced target of a market capitalization of a billion dollars or more within the next four years,” added Hobbs. “We expect to accomplish this by delivering long-awaited improvements to personal computers; our new computing architectures have so far been enthusiastically received by our customers and partners and we believe that consumers and enterprises of all sizes will welcome the dramatic improvements in ease-of-use and peace-of-mind that will be derived from these designs,” concluded Hobbs.
Conference Call
The Company will conduct its regularly scheduled financial announcement conference call on Tuesday, October 23, 2007 at 5:30 a.m. PDT. Investors are invited to listen to a live audio web cast of the quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com, which will also contain supplemental financial information related to the conference call. A replay of the web cast will be available two hours after the conclusion of the call and will be available for 30 calendar days. Alternatively investors can listen to the conference call via telephone at: 877-857-6173 (U.S/Canada) or 719-325-4801 (international). An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until 8:59 p.m. PDT on Tuesday, October 30, 2007. The audio replay can be accessed by dialing 888-203-1112 (U.S./Canada) or 719-457-0820 (international) and entering conference call ID 3407308.

About Phoenix Technologies
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1983, and today has 155 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.
Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.
Safe Harbor:
With the exception of historical information, the statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s business prospects and development intentions. These statements involve risk and uncertainties, including: our dependence on certain key customers; technical challenges and delays relating to our new products; our ability to successfully continue to enhance existing products and develop and market new products and technologies; our ability to increase the number of volume purchase agreements and pay-as-you-go arrangements with customers; the product and service offerings of competitors; our ability to attract and retain key personnel; market demand for our products; the ability of our customers to introduce and market new products that incorporate our products; risks associated with any acquisition strategy that we might employ, including integration risks; our ability to protect our patents and intellectual property; our ability to defend against third party infringement claims, other litigation and contingent liabilities; our ability to maintain sufficient liquidity to operate our business; any unidentified weaknesses or deficiencies in our internal controls over financial reporting; and risks relating to operating internationally. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this document are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Investor Inquiry Contacts:
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
E-mail: investor_relations@phoenix.com
Erica Mannion, Sapphire Investor Relations, LLC
Tel. +1 212 766 1800
E-mail: emannion@sapphireinvestorrelations.com
SOURCE: Phoenix Technologies Ltd.

PHOENIX TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$62,705	$34,743
Marketable Securities	—	25,588
Accounts receivable, net of allowances of $83 and $463 at September 30, 2007 and September 30, 2006, respectively	6,383	8,434
Other current assets	3,496	4,163

Total current assets	72,584	72,928

Property and equipment, net	2,791	4,247
Purchased technology and Intangible assets, net	3,571	1,458
Goodwill	14,497	14,433
Other assets	1,037	2,094

Total assets	$94,480	$95,160

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,185	$3,072
Accrued compensation and related liabilities	3,922	3,844
Deferred revenue	11,805	7,584
Income taxes payable	11,733	9,041
Accrued restructuring charges — current	1,905	3,287
Other accrued liabilities	1,745	3,605

Total current liabilities	32,295	30,433

Accrued restructuring charges — noncurrent	358	1,166
Other liabilities	2,055	3,385

Total liabilities	34,708	34,984

Stockholders’ equity:
Preferred stock, $0.100 par value, 500 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 60,000 shares authorized, 34,396 and 32,851 shares issued, 26,982 and 25,437 shares outstanding at September 30, 2007 and September 30, 2006, respectively	28	34
Additional paid-in capital	206,800	191,519
Retained earnings / (deficit)	(55,311)	(38,899)
Accumulated other comprehensive loss	(67)	(800)
Less: Cost of treasury stock (7,414 shares at September 30, 2007 and 7,414 shares at September 30, 2006)	(91,678)	(91,678)

Total stockholders’ equity	59,772	60,176

Total liabilities and stockholders’ equity	$94,480	$95,160

PHOENIX TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2007	2007	2006	2007	2006
Revenues:
License fees	$13,578	$10,678	$7,000	$39,655	$55,942
Services fees	2,087	1,902	1,344	7,362	4,553

Total revenues	15,665	12,580	8,344	47,017	60,495

Cost of revenues:
License fees	234	201	639	927	4,727
Services fees	1,609	1,811	2,130	7,377	10,073
Amortization of purchased technology	471	333	292	1,387	3,110

Total cost of revenues	2,314	2,345	3,061	9,691	17,910

Gross Margin	13,351	10,235	5,283	37,326	42,585

Operating expenses:
Research and development	5,137	5,204	5,130	19,193	22,865
Sales and marketing	2,593	2,554	7,170	11,992	35,428
General and administrative	4,357	3,615	5,463	16,611	21,488
Amortization of acquired intangible assets	—	—	316	—	368
Restructuring	1,036	(14)	2,731	4,118	4,618

Total operating expenses	13,123	11,359	20,810	51,914	84,767

Income / (loss) from operations	228	(1,124)	(15,527)	(14,588)	(42,182)

Interest and other income, net	470	479	542	1,984	1,867

Loss before income taxes	698	(645)	(14,985)	(12,604)	(40,315)

Income tax expense	1,366	1,129	(664)	3,805	3,654

Net loss	$(668)	$(1,774)	$(14,321)	$(16,409)	$(43,969)

Lossper share:
Basic and diluted	$(0.02)	$(0.07)	$(0.56)	$(0.63)	$(1.74)

Shares used in loss per share calculation:
Basic and diluted	26,736	26,001	25,423	25,976	25,220
See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2007	2007	2006	2007	2006
Cash flows from operating activities:
Net loss	$(668)	$(1,774)	$(14,321)	$(16,409)	$(43,969)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation and amortization	944	932	1,177	3,588	6,002
Stock-based compensation	2,311	1,169	938	6,235	4,819
Loss from disposal of fixed assets	4	24	9	55	11
Deferred income tax	—	—	61		851
Change in operating assets and liabilities:
Accounts receivable	(1,165)	1,629	2,951	2,067	14,429
Prepaid royalties and maintenance	(13)	18	96	73	2,187
Other assets	(235)	745	621	1,600	850
Accounts payable	305	(618)	688	(1,872)	964
Accrued compensation and related liabilities	644	162	148	(230)	258
Deferred revenue	109	1,924	(1,932)	4,257	(712)
Income taxes	1,435	938	(1,404)	2,715	(2,354)
Accrued restructuring charges	1,015	(910)	1,281	(2,171)	2,810
Other accrued liabilities	(730)	139	314	(2,347)	34

Net cash provided by (used in) operating activities	3,956	4,378	(9,373)	(2,439)	(13,820)

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	1,779	56,289	105,214	283,939
Proceeds from maturities of marketable securities	—	1,000	—	9,500	8,100
Purchases of marketable securities	—	—	(42,075)	(89,125)	(270,604)
Purchases of property and equipment	(427)	(274)	(751)	(800)	(2,233)
Acquisition of businesses, net of cash acquired	(3,500)	—	—	(3,500)	(500)

Net cash provided by investing activities	(3,927)	2,505	13,463	21,289	18,702

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	3,839	3,582	11	8,993	3,247
Repurchase of common stock	—	—	—	—	(1,235)

Net cash provided by financing activities	3,839	3,582	11	8,993	2,012

Effect of changes in exchange rates	83	(4)	(12)	119	44

Net increase in cash and cash equivalents	3,951	10,461	4,089	27,962	6,938
Cash and cash equivalents at beginning of period	58,754	48,293	30,654	34,743	27,805

Cash and cash equivalents at end of period	$62,705	$58,754	$34,743	$62,705	$34,743

See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND
NET LOSS PER SHARE
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2007	2007	2006	2007	2006
GAAP net loss	$(668)	$(1,774)	$(14,321)	$(16,409)	$(43,969)

(1) Equity-based compensation expense under SFAS 123(R)	2,311	1,169	938	6,183	4,819

(2) Restructuring	1,036	(14)	2,731	4,118	4,618

(3) Severance and other related cost	—	—	—	—	855

Non-GAAP net profit (loss)	$2,679	$(619)	$(10,652)	$(6,108)	$(33,677)

Non-GAAP loss per share:
Basic	$0.10	$(0.02)	$(0.42)	$(0.24)	$(1.34)
Diluted	$0.10	$(0.02)	$(0.42)	$(0.24)	$(1.34)

Shares used in loss per share calculation:
Basic	26,736	26,001	25,423	25,976	25,220
Diluted	27,681	26,001	25,423	25,976	25,220

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation, restructuring, and severance cost provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge. Restructuring and severance costs are excluded from non-GAAP financial results since these are infrequent and non-recurring and therefore may not be considered directly related to our on-going business operations. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123(R) beginning October 1, 2005. For the three months ended September 30, 2007, non-cash equity-based compensation was $2.3 million, allocated as follows: $0.5 million to research and development, $0.3 million to sales and marketing and $1.5 million to general and administrative. For the three months ended June 30, 2007, non-cash equity-based compensation was $1.2 million, allocated as follows: $0.1 million to cost of goods sold, $0.4 million to research and development, $0.2 million to sales and marketing and $0.5 million to general and administrative. For the three months ended September 30, 2006, non-cash equity-based compensation was $0.9 million, allocated as follows: $0.1 to cost of goods sold, $0.2 million to research and development, $0.3 million to sales and marketing and $0.3 million to general and administrative.For the twelve months ended September 30, 2007, non-cash equity-based compensation was $6.2 million, allocated as follows: $0.2 million to cost of goods sold, $1.4 million to research and development, $1.0 million to sales and marketing and $3.6 million to general and administrative.For the twelve months ended September 30, 2006, non-cash equity-based compensation was $4.8 million, allocated as follows: $0.3 million to cost of goods sold, $0.9 million to research and development, $1.9 million to sales and marketing and $1.7 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123(R) are reflected in net income.

(2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expense, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to formal restructuring plans approved by the Board of Directors in June 2006, in September 2006, November 2006 and September 2007. For the three months ended September 30, 2007, severance and benefits totaled $0.4 million and cost related to exiting and terminating 2 facility lease totaled $0.5 million. In addition , for the three months ended September 30, 2007, the Company increased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to projected increased operating expenses over the remaining term of the lease. For the three months ended June 30, 2007, no restructuring costs were incurred, and the Company paid all remaining obligations for severance and benefits and costs of exiting and terminating facility lease commitments related to the formal restructuring plans approved by the Board of Directors in June 2006, in September 2006, and November 2006. For the three months ended September 30, 2006, restructuring costs were $2.7 million. Severance and benefits totaled $2.2 million, cost related to exiting and terminating two facility leases totaled $0.1 million and costs related to the fiscal year 2003 restructuring reserve for the Irvine facility increased by $0.5 million due to projected increased operating expenses over the remaining term of the lease. For the the twelve months ended September 30, 2007, restructuring costs were $4.1 million. The severance and benefits costs totaled $2.2 million. Costs related to terminating facility leases totaled $1.9 million. For the the twelve months ended September 30, 2006, severance and benefits totaled $4.0 million and cost related to exiting and terminating two facility lease totaled $0.2 million. In addition , the Company, as mentioned above in the discussion regarding the three months ended September 30, 2006, increased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.5 million due to projected increased operating expenses over the remaining term of the lease. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance.

(3)	For the twelve months ended September 30, 2006, the Company had incurred severance and benefits cost of $0.9 million related to the voluntary termination of the Company’s prior Chairman and Chief Executive Officer, Albert E. Sisto. The Company does not believe that these items reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance. Net income for the three months ended September 30, 2007, June 30, 2007, and September 30, 2006, respectively, did not include similar expenses.